EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

RAMACO RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	5,000,000(1)	$15.12(2)	$75,600,000	$92.70 per $1,000,000	$7,008.12
Total Offering Amounts					$75,600,000		$7,008.12
Total Fee Offsets							$0
Net Fee Due							$7,008.12

(1)       Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Ramaco Resources, Inc. (the “Registrant”) issuable with respect to the shares being registered hereunder by reason of any stock splits, stock dividends, recapitalization, anti-dilution provisions or other similar transaction. No additional registration fee is included for such additional shares.

(2)       Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, the offering price of the shares is based on the average of the high and low prices of a share of Common Stock as reported on the NASDAQ Global Select Market on May 26, 2022 (high of $15.44 and low of $14.80).